Exhibit 5.1

faegredrinker.com

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

May 14, 2025

EIDP, Inc.

974 Centre Road

Wilmington, DE 19805

Ladies and Gentlemen:

We have acted as counsel for EIDP, Inc. (formerly known as E. I. du Pont de Nemours and Company), a Delaware corporation (the “Company”), in connection with the purchase by the several underwriters (the “Underwriters”) listed in Schedule B to the Terms Agreement dated May 12, 2025 (the “Terms Agreement”), among the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. as representatives (the “Representatives”) of the Underwriters, of $500,000,000 aggregate principal amount of 5.125% Notes due 2032 (the “Notes”) issued under an Indenture dated as of May 15, 2020 (the “Original Indenture”) between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of May 14, 2025 (the “Third Supplemental Indenture”) between the Company and the Trustee (the Original Indenture, as supplemented by the Third Supplemental Indenture, being herein called the “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinions expressed herein, we have examined:

(i) the Registration Statement on Form S‑3ASR (Registration Nos. 333-287099 and 333-287099-01) (the “Registration Statement”) filed by Corteva, Inc. and the Company with the Securities and Exchange Commission (the “Commission”) on May 8, 2025, including the exhibits thereto and the base prospectus constituting a part thereof, including the documents incorporated by reference therein, relating to the offering from time to time of the securities referred to therein pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”);

(ii) the preliminary prospectus supplement dated May 12, 2025 and the final prospectus supplement dated May 12, 2025 (the “Prospectus Supplement”), including the documents incorporated by reference therein, filed with the Commission pursuant to Rule 424 promulgated under the Act;

(iii) the Underwriting Agreement dated May 12, 2025 (the “Underwriting Agreement”), by and among the Company and the Representatives of the Underwriters;

(iv) the Terms Agreement;

EIDP, Inc.	-2-	May 14, 2025

(v) the Indenture;

(vi) the executed copy of the global note evidencing the Notes; and

(vii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, the Amended and Restated Bylaws of the Company, as amended to date, and the corporate actions taken by the Company in connection with the Indenture and the issuance of the Notes.

We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records and other records, agreements, documents, certificates and instruments, and have reviewed such authorities of law, as we have deemed relevant and necessary as a basis for our opinions hereinafter set forth.

On the basis of and subject to the foregoing and the qualifications set forth in Annex I attached hereto, we are of the opinion that:

1.
The Third Supplemental Indenture is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by the effect of bankruptcy, insolvency, receivership, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.
2.
The Notes represent legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the same may be limited by the effect of bankruptcy, insolvency, receivership, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on the date hereof and thereby incorporated by reference into the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP

ANNEX I

TO OPINION LETTER

In rendering the accompanying opinion letter, we wish to advise you of the following additional qualifications to which such opinion letter is subject:

(a)
We have relied, as to certain relevant facts, upon representations made by the Company in the Underwriting Agreement, the Terms Agreement, the Indenture and the Notes (collectively, the “Transaction Documents”), upon the assumptions set forth herein, and upon certificates of, and information provided by, public officials and officers and employees of the Company reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.
(b)
Our opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law.
(c)
We express no opinion as to whether, or to the extent of which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation the enforceability of the governing law provisions contained in the Transaction Documents, except to the extent such any such provision in the Third Supplemental Indenture or the Notes would be enforceable based on Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York.
(d)
We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to each Transaction Document (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Transaction Document enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (v) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws, are publicly available to lawyers practicing in the jurisdictions the laws of which are addressed by this opinion letter (the “Opining Jurisdictions”); (vi) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (vii) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (viii) the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability; and (ix) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among

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the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto.
(e)
Without limiting any other qualifications set forth herein, the opinions expressed in the accompanying opinion letter regarding the enforceability of certain Transaction Documents are subject to the effect of generally applicable laws that (i) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such provisions are contrary to public policy; (ii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (iii) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (iv) limit the availability of a remedy under certain circumstances where another remedy has been elected; (v) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) limit the enforceability of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (viii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (ix) may require mitigation of damages; (x) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation); or (xi) may require that a claim with respect to any debt securities that are payable other than in U.S. dollars (or a foreign currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.
(f)
We express no opinion as to the enforceability or effect in any Transaction Document of (i) any usury, fraudulent transfer, fraudulent conveyance or voidable transactions “savings” provision; (ii) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction) (except to the extent such agreement would be enforceable based on Section 5-1402 of the General Obligations Law of the State of New York), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any provision relating to evidentiary standards, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (iii) any provision waiving or otherwise modifying legal, statutory or equitable defenses or other procedural, judicial or substantive rights; (iv) any provision that authorizes one party to act as attorney-in-fact for another party; (v) any provision that provides for set‑off or similar rights; (vi) any provision that imposes increased interest rates

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or late payment charges upon overdraft, delinquency in payment or default, or provides for the compounding of interest or the payment of interest on interest; or (vii) any provision that provides for the payment of premiums or liquidated damages (whether or not denominated as such).
(g)
The opinions herein expressed are limited to the specific issues addressed and to facts and laws existing on the date hereof. In rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any change in facts, which may occur after the date hereof.
(h)
The opinions expressed herein do not address compliance with fiduciary duty and conflict of interest requirements.

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